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                                                                      Exhibit 23





                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
CompuCom Systems, Inc.:


We consent to the incorporation by reference in Registration Statements (No. 33-30056 No. 33-30175, No. 33-43275 and No. 33-76382) on Form S-8 of CompuCom
Systems, Inc. of our report dated May 1, 1998 relating to the statements of net assets available for benefits of CompuCom Systems, Inc. 401(k) Matched Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1997 annual report on Form 11-K of the CompuCom Systems, Inc. 401(k) Matched Savings Plan filed by CompuCom Systems, Inc.



                                          KPMG Peat Marwick LLP


Dallas, Texas
June 30, 1998